Exhibit 99

NEWS RELEASE	11511 Luna Road, Dallas, Texas 75234 Tel 214.956.4511 • Fax 214.956.4446 Contact: John Feray Chief Financial Officer

FOR IMMEDIATE RELEASE

Haggar to License Haggar(R) Brand in United Kingdom to BMB Group Ltd.; Men’s Wear License to Advance Brand in Europe

DALLAS, Aug. 31, 2004 — Today, Haggar Clothing Co., a leading marketer of men’s clothing, announced that it has reached a multi-year licensing agreement with BMB Group Ltd. to further develop the men’s wear business under the Haggar(R) brand in the United Kingdom and the Republic of Ireland. BMB Group Ltd., the leading men’s clothing company in the United Kingdom, will assume responsibilities for both the wholesale and retail operations on October 1.

Haggar first entered the UK market in 1993 with its unique American casual sportswear line of clothing. The Haggar brand of clothing is currently sold in retail accounts such as Allders, Bentalls, Debenhams, Elphicks, Fenwicks, Goulds, House of Fraser, Joplings, McEwens of Perth, Palmers, Pearsons, Tudor Williams, and Williams & Griffin. Haggar also owns and operates Haggar retail stores in Chatham, Hatfield, North Shields, Street, and York.

Frank Bracken, President and Chief Operating Officer of Haggar said, “We are very pleased about the relationship with BMB and feel confident with their demonstrated ability in men’s wear retail to further develop the Haggar brand in the United Kingdom and eventually throughout Europe.”

“Haggar is a leading brand of American casual wear in the United States and has developed a loyal following here in the UK,” said Peter Lucas, Chairman of BMB. “We see a great opportunity to build on the business base already established and assured Haggar that our organization can continue to build on a great brand that consistently offers new and innovative American sportswear with consumer friendly benefits.”

Haggar is renowned for breakthrough technology, which offers consumers value-added benefits in sportswear such as the introduction of Wrinkle-Free chinos, Cool 18(TM) performance golf wear and, coming in Spring 2005, ForeverNew(TM), a new line of cotton casual wear promising virtually no fading, no shrinking, no wrinkles and no stains.

BMB has been in existence since 1894. It is a major player in the concessionary outlets sector and has concessions in over 700 outlets, including concession departments based in a number of High Street retailers.

About Haggar

Haggar Clothing Co., a wholly owned subsidiary of Haggar Corp. (Nasdaq: HGGR), is a leading marketer of men’s casual and dress apparel and women’s sportswear, with global headquarters in Dallas, TX. Haggar markets in the United States, United Kingdom, Canada, Mexico and Indonesia. Haggar also holds exclusive licenses to use the Claiborne(R) trademark in the United States to manufacture, market and sell men’s shorts and pants and to use the Kenneth Cole New York(R) and Kenneth Cole Reaction(R) trademarks throughout the United States to manufacture, distribute and sell men’s tailored dress pants and men’s classification dress and casual pants and shorts in men’s classification pant departments. For more information visit the Haggar website at http://www.haggar.com .